Exhibit 10.1
EVERUS CONSTRUCTION GROUP, INC.
DIRECTOR COMPENSATION POLICY
(Effective as of May 22, 2025)
The Everus Construction Group, Inc. Director Compensation Policy was originally adopted by the Board of Directors (the “Board”) of Everus Construction Group, Inc. (the “Company”) in connection with the distribution of all of the outstanding shares of the Company’s common stock to the stockholders of MDU Resources Group, Inc. in 2024, pursuant to the Separation and Distribution Agreement between the Company and MDU Resources Group, Inc. entered into in connection with such distribution (the “Spin-Off”) and was originally effective as of the date on which the Spin-Off occurred (the “Spin-Off Date”). This Director Compensation Policy (the “Policy”) was amended and restated by the Board effective as of May 22, 2025, (the “Effective Date”).
Each member of the Board who is not an employee of the Company or any of its subsidiaries (a “Director”) shall be a participant under this Policy and receive compensation (“Compensation”) made up of annual cash retainers and shares of the Company’s common stock (“Common Stock”), as set forth in this policy.
Notwithstanding the provisions set forth below, in the event that a Director’s term begins on a date other than the date of the Company’s annual shareholders’ meeting, the annual cash retainers and the annual stock retainer awards shall be prorated by multiplying the applicable payment by a fraction, the numerator of which is the number of actual or expected months (with a partial month counted as a full month) of service on the Board during the applicable Director “compensation year” and the denominator of which is twelve.
Section I:    Annual Cash Retainers

Base Retainer	$110,000
Additional Retainers:
Non-Executive Chair of the Board	$100,000
Chair of Audit Committee	$20,000
Chair of Compensation Committee	$15,000
Chair of Nominating and Governance Committee	$15,000
Such cash retainers shall be paid in monthly installments; provided, however, the Everus Construction Group, Inc. Deferred Compensation Plan for Directors (the “Directors’ NQDC Plan”) permits a Director to defer all or any portion of the annual cash retainers. The amount deferred is recorded in each participant's deferred compensation account and credited with income in the manner prescribed in the Directors’ NQDC Plan.

Section II: Annual Common Stock Retainer Awards
A. Annual Common Stock Retainer Awards for the period beginning with the Spin-Off Date through 2025 Annual Shareholders' Meeting—Bridge Shares Award
Each person, other than the Non-Executive Chair of the Board, who was a Director of the Company at any time during the period beginning on the Spin-Off Date and ending on the date of the Company's annual shareholders' meeting in 2025 (the "2025 Stub-Year") shall receive a $57,123 stock payment, and any person who is the Non-Executive Chair of the Board shall receive a $66,644 stock payment, within the five-business day period following the Board’s meeting immediately following the date of the Company's 2025 annual shareholders’ meeting. The stock payment shall be made under the Company’s Long-Term Performance-Based Incentive Plan (the “LTIP”) in the form of an award of fully vested shares of common stock of the Everus Construction Group, Inc. (the “2025 Bridge Shares Award”).
The 2025 Bridge Shares Award shall be made by providing the Director or Non-Executive Chair with that number of whole shares of Common Stock determined by dividing the amount of the applicable stock payment by the average closing price of the Common Stock on the New York Stock Exchange for the 15 trading days immediately preceding the grant date of such 2025 Bridge Shares Award. Any fractional shares shall be paid in cash.
B. Annual Common Stock Retainer Awards for the Director term beginning May 20, 2025—RSUs Awards
Each person, other than the Non-Executive Chair of the Board, who is a Director of the Company for the Director term beginning on the date of the Company's 2025 annual shareholders' meeting and ending immediately prior to the date of the Company's 2026 annual shareholders' meeting (the "2025 Annual Retainer Director Term") shall receive Restricted Stock Units under the LTIP ("RSUs") with a value equal to $150,000, and any person who is the Non-Executive Chair of the Board shall receive RSUs with a value equal to $175,000 (the "2025 RSU Award"). The 2025 RSU Award shall be granted by the Board shortly following the date of the Company’s 2025 annual shareholders’ meeting and shall vest on the first anniversary of the Company's 2025 annual shareholders' meeting (the “2025 RSU Award Vesting Date”) provided that the participant continuously serves as a Director of the Company through the 2025 RSU Award Vesting Date.
The 2025 RSU Award shall be made by providing the Director or Non-Executive Chair with a right to receive, upon vesting, that number of whole shares of Common Stock determined by dividing the amount of the applicable 2025 RSU Award by the average closing price of the Common Stock on the New York Stock Exchange for the 15 trading days immediately preceding the grant date of such 2025 RSU Award. Any fractional share resulting from this calculation shall be disregarded, and the cash amount not so converted into a fractional share shall be paid to the Director or Non-Executive Chair in cash on the 2025 RSU Award Vesting Date.
C. Annual Common Stock Retainer Awards for the Director terms beginning on and after the 2026 Annual Shareholders' Meeting—RSUs Awards
Beginning in 2026, each person, other than the Non-Executive Chair of the Board, who is a Director of the Company for each successive annual Director term that begins on and after the date of the Company’s 2026 annual shareholders' meeting and each annual shareholders' meeting thereafter and ends on the next year's annual shareholders' meeting (each a "Post-2025 Annual Retainer Director Term") shall receive RSUs with a value equal to $150,000, and any person who is the Non-Executive Chair of the Board shall receive RSUs with a value equal to $175,000 (the "Post-2025 Annual RSU Grant"). Each Post-2025 Annual RSU Grant shall be granted by the Board shortly following the date of each Company annual shareholders’ meeting during the Post-2025 Annual Retainer Director Term and shall vest on the date of the next Company annual shareholders' meeting (each a “Post-2025 Annual RSUs Award Vesting Date”) provided that the participant continuously serves as a Director of the Company through the date of the immediately-following Company annual shareholders' meeting.
Each Post-2025 Annual RSU Grant shall be made by providing the Director or Non-Executive Chair with a right to receive, upon vesting of the RSUs, that number of whole shares of Common Stock determined by dividing the amount of the applicable Post-2025 Annual RSU Grant by the average closing price of the Common Stock on the New York Stock Exchange for the 15 trading days immediately preceding the grant date of such Post-2025 Annual RSU Grant. Any fractional share resulting from this calculation shall be disregarded, and the cash amount not so converted into a fractional share shall be paid to the Director or Non-Executive Chair in cash on the Post-2025 Annual RSU Award Vesting Date.
The Directors’ NQDC Plan permits a Director to defer all or any portion of the annual common stock retainer awards described above in Section II.C. No deferral election is available with respect to any shares deliverable pursuant to Sections II.A and II.B above. Any shares deferred under the Directors’ NQDC Plan will be recorded in each participant's deferred compensation account in the manner prescribed in the Directors’ NQDC Plan.
All equity awards granted to a Director, including the above-referenced RSU awards, will be granted under the LTIP and be subject to the terms and conditions set forth therein and the terms and conditions set forth in the applicable equity award agreement relating to such grant and as approved by the Board.

Section III: Available Election to Convert Current Cash Compensation to Current Stock Compensation
A Director may elect to reduce his or her annual cash retainers under Section I of this Policy and have that amount (the “Converted Cash Amount”) instead delivered in the form of additional shares of Common Stock under the LTIP by completing the Cash Conversion Election Form for Non-Employee Directors (the “Cash Conversion Election Form”) and submitting it to the Plan Administrator. The annual election shall specify the percentage of the annual cash retainers to be applied toward the purchase of additional shares. For the first two calendar quarters of 2025, the additional stock payments attributable to the Converted Cash Amounts will be made on the last business day of March and June (2025) and for the third and fourth calendar quarters of 2025, the additional stock payments attributable to the Converted Cash Amounts will be made on the last business day of November (2025) and February (2026). For 2026 and subsequent calendar years, the additional stock payments attributable to the Converted Cash Amounts will be made on the last business day of May, August, November, and February.
Each stock payment attributable to the Converted Cash Amounts shall be calculated based on the total Converted Cash Amount accumulated as of March 31, June 30, September 30, and December 31 for the three-month period ending on such date (each period, a “Quarter”). The stock payment attributable to the Converted Cash Amounts shall be made by issuing to the Director on the payment date described above in the immediately preceding paragraph that number of whole shares of Common Stock, rounded down to the nearest whole share, determined by dividing the aggregate Converted Cash Amount by the average closing price of the Common Stock on the New York Stock Exchange for the 15 trading days immediately preceding the purchase date. No fractional shares shall be issued and any excess amount remaining after the calculation of the number of whole shares to be issued shall be paid in cash shortly following the last day of the applicable Quarter in which the purchase was made and without any postponement.
To the extent a Director desires to also defer the stock payment attributable to the Converted Cash Amounts under this Section III, such a deferral will be permissible in accordance with the terms and conditions of the Directors’ NQDC Plan.
Section IV:    Travel Expense Reimbursement
All Directors will be reimbursed for reasonable travel expenses incurred while serving as a Director, including spouse’s expenses, in connection with attendance at meetings of the Company’s Board of Directors and its committees. If the travel expense is related to the reimbursement of airfare, such reimbursement will be up to but not including a first-class rate. Spousal travel expenses paid by the Company are treated as taxable income to the Director.
See Section VI.I below entitled "Code Section 409A" for further rules relating to travel expense reimbursements.

Section V:    Life Insurance Coverage
All Directors are protected by a non-contributory group life insurance policy with coverage of $100,000. The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be a Director. A Summary Plan Description (SPD) will be provided to the Director. The beneficiary of the insurance will be the beneficiary recorded on a beneficiary designation provided by the Company. The employer-paid group life insurance coverage is considered taxable compensation under current tax laws. Consequently, the Company will annually report on the Director’s Form 1099 the amount of taxable income related to this employer-paid coverage.
Section VI: Miscellaneous
A.    Administration of this Policy. The Board may designate an administrator of this Policy (the “Plan Administrator”). The Plan Administrator shall have discretionary authority with respect to the construction, application, and interpretation of Policy provisions. The Board may from time to time establish rules and regulations for the administration of this Policy. All determinations of the Board, irrespective of their character or nature, including, but not limited to, all questions of construction and interpretation, shall be final, binding, and conclusive upon all parties.
B.    Beneficiary Designation. Each participant shall have the right at any time to designate any person or persons as beneficiary or beneficiaries to whom any payment under this Policy shall be paid in the event of death prior to complete distribution of the deferred amounts under this Policy. Each beneficiary designation shall become effective only when filed in writing with the Board during the participant’s lifetime on a form provided by the Board.
C. Amendment and Termination. The Company may at any time, and from time to time, amend this Policy in whole or in part. The Board may at any time terminate this Policy.
D.    No Right to Nomination or Reelection. Nothing in this Policy nor the participation by any Director herein shall be construed to confer any right on the part of such person to be nominated for reelection, or to be reelected, to the Board of Directors of the Company.
E. Nonassignability. Neither a participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferrable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

F.    Code Section 409A. To the extent any reimbursements or in-kind benefits provided to a Director pursuant to this Policy constitute “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursement or in-kind benefit shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the requirements that the amount of reimbursable expenses or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
G.    Gender, Singular, and Plural. Wherever the context so requires, words in the masculine include the feminine and words in the feminine include the masculine and the definition of any term in the singular may include the plural.
H.    Captions. The captions to the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
I.    Applicable Law. This Plan shall be construed, administered, and governed in accordance with the laws of the State of Delaware.